Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal 2013 Results

NEWARK, NJ — March 7, 2013:  IDT Corporation (NYSE: IDT) reported diluted EPS of $0.13 and non-GAAP diluted EPS of $0.41 on revenue of $411.7 million and Adjusted EBITDA of $9.0 million for its second quarter of fiscal 2013 (2Q13), the three months ended January 31, 2013.

Howard Jonas, IDT’s Chairman and CEO, said, “IDT continued the positive financial trends of recent quarters powered by consistent revenue growth and steadily improving profitability at IDT Telecom. Looking ahead, we will begin rolling out select payment services over the Boss Revolution platform in the next few months.  Overall, we are making good progress on this and other strategic growth initiatives which will transform Boss Revolution into the ‘go-to’ international calling, payment and remittance platform for immigrant communities.”

2Q13 HIGHLIGHTS
(All comparisons are for 2Q13 to 2Q12)

●	Revenue increased 12.7% to $411.7 million, the 12th consecutive quarter of year over year revenue growth

●	Minutes of use increased 19.1% to 8.8 billion

●	Gross profit increased 13.7% to $67.2 million

●	Gross margin increased 10 basis points to 16.3%

●	SG&A expense increased 9.4% to $56.4 million

●	Adjusted EBITDA increased 39.8% to $9.0 million

●	Income from operations increased 30.3% to $5.3 million

●	Net income attributable to IDT increased to $3.0 million compared to $2.7 million

●	Non-GAAP net income increased to $9.0 million compared to $6.2 million

●	Diluted non-GAAP EPS increased to $0.41 compared to $0.29

●	Net cash provided by operating activities decreased to $12.5 million compared to $19.9 million

NOTES:

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS for all periods presented are non-GAAP measures intended to provide useful information that may be more indicative of IDT’s or the relevant segment’s core operating results than the nearest GAAP measures.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for all prior periods presented have been adjusted to reflect the spin-off of Genie Energy which was effected in October 2011. Genie Energy is accounted for as discontinued operations for all periods presented.

OPERATING RESULTS BY SEGMENT

TPS

Telecom Platform Services (TPS), which accounted for 97.8% of IDT’s revenue in 2Q13, markets and distributes multiple communications and payment services across four business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ revenue in 2Q13 increased 12.6% year over year and 2.7% sequentially, to $402.8 million.

●
Retail Communications revenue increased 21.1% year over year and 4.8% sequentially to $161.1 million. Year over year, sales of pin-less calling services over the Boss Revolution platform continued to increase very strongly, as did sales from products distributed through large nationwide retail partners.  These gains more than offset declines in sales of traditional disposable calling cards, sales of IDT’s PennyTalk calling service, and retail sales in Europe and South America.  Retail Communications revenue constituted 40.0% of total TPS revenue in 2Q13.

●
Wholesale Termination Services revenue increased 4.8% year over year and 0.3% sequentially to $182.2 million.  Continued growth in minutes of use more than offset further declines in revenue per minute.  Wholesale Termination Services revenue constituted 45.2% of total TPS revenue in 2Q13.

●
Payment Services revenue increased 27.9% year over year and 6.5% sequentially to $46.6 million primarily reflecting continued growth of international mobile top-up (IMTU) sales.  Payment Services revenue constituted 11.6% of total TPS revenue in 2Q13.

●
Hosted Platform Solutions revenue declined 9.5% year over year and 0.9% sequentially to $12.9 million. Cable telephony, which is in harvest mode, led the revenue decline. Hosted Platform Solutions revenue constituted 3.2% of total TPS revenue in 2Q13.

TPS’ gross profit in 2Q13 was $60.6 million, an increase of 12.3% year over year and 2.7% sequentially. Gross profit growth was led by sales of Boss Revolution pin-less calling services and IMTU, which more than offset the continued decline in gross profit generated by sales of traditional retail calling cards and other retail products.

TPS’ gross margin in 2Q13 was 15.1%, unchanged compared to both the year ago and prior quarters.  Within Retail Communications, gross margin continued to improve on Boss Revolution sales, but was offset primarily by weakening margin from sales of traditional prepaid calling cards.

TPS’ SG&A expense was $47.3 million, a 3.8% increase compared to 2Q12 and 0.5% increase compared to 1Q13.  IDT expects that TPS’ SG&A expense will increase at a more rapid pace during the remainder of fiscal 2013, as the spending for previously announced product development and enhancements ramps up.  As a percentage of TPS revenue, TPS’ SG&A expense was 11.8%, a decline of 100 basis points compared to the year ago quarter and a decline of  20 basis points sequentially.

TPS’ Adjusted EBITDA in 2Q13 was $13.3 million, a 58.6% increase year over year and an 11.4% increase sequentially, primarily as a result of increased revenue and gross profit generated by Boss Revolution, IMTU and Wholesale Termination Services.

TPS’ depreciation and amortization expense decreased year over year by 10.6% to $3.2 million.  Over the past several years, IDT has deployed technologies that required less CAPEX, and more of its equipment has been fully depreciated.

TPS’ income from operations was $10.1 million, a 54.3% increase compared to income from operations of $6.5 million in 2Q12, which included a gain of $1.8 million from a settlement with a former cable telephony customer.  In 1Q13, TPS’ income from operations was $9.0 million including a loss of $0.4 million stemming from a legal settlement.

CPS

Consumer Phone Services (CPS) sells local and long distance services.  CPS has been in harvest mode since fiscal 2006 - maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 2Q13 revenue was $3.7 million, compared to $5.0 million in the year ago quarter and $4.0 million in the prior quarter.  Income from operations was $0.4 million, $1.0 million and $0.6 million for the same periods, respectively.  The year over year declines in revenue and income from operations were in line with management’s expectations.

ALL OTHER

All Other includes: Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery; Zedge, a service providing mobile games and personalization content such as ringtones and wallpapers through an Android and iOS app; IDT Spectrum, which holds, leases and sells fixed wireless spectrum; ICTI, which licenses and enforces intellectual property rights primarily related to Voice-over-Internet Protocol technology; and IDT’s real estate holdings.

All Other’s 2Q13 revenue was $5.2 million, an 80.5% increase compared to the year ago quarter and a 14.9% increase sequentially.  The increases were attributable primarily to Fabrix and Zedge.  All Other’s loss from operations was $0.8 million, compared to losses from operations of $0.3 million in the year ago quarter and $1.6 million in 1Q13.

FABRIX:  Fabrix’s revenue was $2.8 million in 2Q13 compared to $1.0 million in 2Q12 and $2.4 million in 1Q13.  Fabrix’s revenue is generally recognized from the date on which delivered orders are accepted by the customer over the term of the related software support agreements.

ZEDGE:  Zedge has now surpassed 55 million downloads on Android, and is among the top twenty most popular free apps available in Google Play.  In December, Zedge launched its iOS app, which has since been installed more than 1.5 million times.  Zedge expects to begin including ringtones in its iOS app during 3Q13. On the Android platform, Zedge is focused on enhancing its mobile game discovery features.  Zedge generated revenue of $1.6 million in 2Q13 compared to $1.0 million in 2Q12 and $1.2 million in 1Q13.

ICTI:  In the first half of fiscal 2013, ICTI reached confidential settlement agreements with each of the defendants against whom it had filed complaints in January 2012, claiming infringement of a number of its key patents. The settlements came after the presiding judge in the U.S. District Court issued an Opinion and Order favorable to ICTI. ICTI reported revenue of $0.1 million in 2Q13.

CONSOLIDATED RESULTS AND BALANCE SHEET

Corporate G&A expense was $4.4 million in 2Q13, a 36.2% increase compared to the year ago quarter and a 60.1% increase sequentially, reflecting, in part, the impact of a $0.9 million donation to the IDT Charitable Foundation and an increase in stock-based compensation.

Provision for income taxes in 2Q13 was $3.1 million compared to a benefit from income taxes of $0.7 million in the year ago quarter and provision for income taxes of $2.1 million in 1Q13.  In 4Q12, IDT reversed a portion of the valuation allowance that had been applied against its U.S. deferred income tax assets due to the current and expected future profitability of its operations in the United States.  Because of this reversal, IDT records a provision for federal income tax in periods when it has pretax income.  Actual U.S. federal cash taxes paid are expected to be minimal for the foreseeable future, as IDT continues to utilize its NOLs.  As of January 31, 2013, IDT had $31.2 million in net deferred income tax assets.  NOLs totaled $173.0 million as of January 31, 2013.

Net income attributable to IDT in 2Q13 was $3.0 million, compared to $2.7 million in 2Q12 and $3.6 million in 1Q13.

Non-GAAP net income and diluted non-GAAP EPS exclude certain components of GAAP net income (loss) that are not necessarily indicative of ongoing core operations.  The excluded components are detailed in the reconciliation provided at the end of this release.  Non-GAAP net income was $9.0 million in 2Q13, compared to $6.2 million in the year ago quarter and $9.9 million in the prior quarter.  Diluted non-GAAP EPS was $0.41 in 2Q13 compared to $0.29 in the year ago quarter and $0.45 in the prior quarter.

As of January 31, 2013, IDT had $150.6 million of cash and cash equivalents. In addition, IDT had an aggregate of $34.8 million of current and long-term restricted cash and cash equivalents, which included $28.4 million in customer deposits and other restricted balances held for IDT’s Gibraltar based bank.

DISTRIBUTIONS

IDT’s Board of Directors declared a special cash distribution of $0.60 per share, which was paid on November 13, 2012, and suspended payment of the Company’s regular $0.15 per share quarterly dividend for fiscal 2013.  Future dividends will be at a level commensurate with the Company’s financial results, strategic goals and available resources.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

●	IDT will host a conference call at 6:00 PM ET this evening, March 7th, beginning with management’s discussion of financial and operational results, business outlook and strategy followed by Q&A.

●	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-317-6789 (from U.S.) or 1-412-317-6789 (international) and request the IDT Corporation call.

●
An audio replay of the conference call will be available starting one hour after the call concludes through March 14, 2013 by dialing 1-877-344-7529 (conference code #10025458), and afterwards by streaming from the IDT website investor relations site: www.idt.net/about/ir.

●
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services.  IDT Telecom’s retail products allow people to communicate and share financial resources around the world while its carrier services business is a global leader in wholesale voice termination.   Other IDT technology based holdings include Fabrix Systems (www.fabrixsystems.com), Zedge (www.zedge.net), IDT Spectrum (www.idtspectrum.com), and Innovative Communications Technologies, Inc. For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 31, 2013	July 31, 2012
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$150,634	$151,504
Restricted cash and cash equivalents—short-term	23,377	12,636
Trade accounts receivable, net of allowance for doubtful accounts of $14,519 at January 31, 2013 and $13,055 at July 31, 2012	72,244	83,054
Prepaid expenses	19,517	18,800
Investments—short-term	78	86
Deferred income tax assets, net—current portion	3,623	5,142
Other current assets	11,700	17,436
Total current assets	281,173	288,658
Property, plant and equipment, net	85,842	85,567
Goodwill	14,880	14,614
Other intangibles, net	1,602	1,907
Investments—long-term	8,757	7,133
Restricted cash and cash equivalents—long-term	11,471	9,466
Deferred income tax assets, net—long-term portion	27,581	31,744
Other assets	9,811	12,025
Total assets	$441,117	$451,114
Liabilities and equity
Current liabilities:
Trade accounts payable	$33,798	$39,845
Accrued expenses	157,646	161,266
Deferred revenue	88,155	84,588
Customer deposits	20,656	10,524
Income taxes payable	765	1,337
Notes payable—current portion	22,274	560
Other current liabilities	3,682	3,245
Total current liabilities	326,976	301,365
Notes payable—long-term portion	6,755	29,716
Other liabilities	10,371	17,308
Total liabilities	344,102	348,389
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2013 and July 31, 2012	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,155 and 24,112 shares issued and 21,277 and 21,342 shares outstanding at January 31, 2013 and July 31, 2012, respectively	242	241
Additional paid-in capital	397,859	395,869
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,878 and 2,770 shares of Class B common stock at January 31, 2013 and July 31, 2012, respectively	(98,836)	(97,757)
Accumulated other comprehensive income	3,522	202
Accumulated deficit	(206,915)	(196,358)
Total IDT Corporation stockholders’ equity	95,905	102,230
Noncontrolling interests	1,110	495
Total equity	97,015	102,725
Total liabilities and equity	$441,117	$451,114

IDT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2013	2012	2013	2012
	(in thousands, except per share data)
Revenue	$411,685	$365,449	$812,270	$742,226
Direct cost of revenue (exclusive of depreciation and amortization)	(344,499)	(306,365)	(679,763)	(625,717)
Gross profit	67,186	59,084	132,507	116,509
Operating expenses:
Selling, general and administrative (i)	56,399	51,552	111,625	103,335
Depreciation and amortization	3,865	4,231	7,000	8,673
Research and development	1,819	1,119	3,201	2,129
Total operating expenses	62,083	56,902	121,826	114,137
Other operating gains (losses), net	149	1,850	(201)	(9,402)
Income (loss) from operations	5,252	4,032	10,480	(7,030)
Interest expense, net	(455)	(1,350)	(346)	(1,828)
Other income (expense), net	1,815	(429)	2,700	(240)
Income (loss) from continuing operations before income taxes	6,612	2,253	12,834	(9,098)
(Provision for) benefit from income taxes	(3,117)	676	(5,171)	3,939
Income (loss) from continuing operations	3,495	2,929	7,663	(5,159)
Discontinued operations, net of tax:
Income from discontinued operations	—	—	—	1,015
Income on sale of discontinued operations	—	—	—	2,000
Total discontinued operations	—	—	—	3,015
Net income (loss)	3,495	2,929	7,663	(2,144)
Net (income) loss attributable to noncontrolling interests	(542)	(273)	(1,096)	474
Net income (loss) attributable to IDT Corporation	$2,953	$2,656	$6,567	$(1,670)
Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$2,953	$2,656	$6,567	$(5,580)
Income from discontinued operations	—	—	—	3,910
Net income (loss)	$2,953	$2,656	$6,567	$(1,670)
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.14	$0.13	$0.32	$(0.27)
Income from discontinued operations	—	—	—	0.19
Net income (loss)	$0.14	$0.13	$0.32	$(0.08)
Weighted-average number of shares used in calculation of basic earnings per share	20,829	20,492	20,818	20,429
Diluted:
Income (loss) from continuing operations	$0.13	$0.12	$0.30	$(0.27)
Income from discontinued operations	—	—	—	0.19

Net income (loss)	$0.13	$0.12	$0.30	$(0.08)
Weighted-average number of shares used in calculation of diluted earnings per share	22,089	21,811	22,087	20,429
Dividends declared per common share	$—	$0.13	$0.75	$0.36
(i) Stock-based compensation included in selling, general and administrative expenses	$1,806	$932	$4,031	$1,616

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended January 31,
	2013	2012
	(in thousands)
Operating activities
Net income (loss)	$7,663	$(2,144)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net income from discontinued operations	—	(3,015)
Depreciation and amortization	7,000	8,673
Deferred income taxes	5,681	(997)
Provision for doubtful accounts receivable	1,786	954
Interest in the equity of investments	(600)	798
Stock-based compensation	4,031	1,616
Change in assets and liabilities:
Trade accounts receivable	13,293	(6,818)
Prepaid expenses, other current assets and other assets	3,640	5,893
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(16,692)	518
Customer deposits	10,304	3,199
Income taxes payable	(572)	(2,160)
Deferred revenue	2,655	25
Net cash provided by operating activities	38,189	6,542
Investing activities
Capital expenditures	(7,462)	(4,439)
Collection of notes receivable	750	—
Increase in investments	(1,069)	—
Proceeds from sale and redemption of investments	99	3,017
Increase in restricted cash and cash equivalents	(12,661)	(2,594)
Proceeds from maturities of certificates of deposit	—	3,540
Net cash used in investing activities	(20,343)	(476)
Financing activities
Dividends paid	(17,124)	(8,185)
Cash of subsidiaries deconsolidated as a result of the Genie spin-off	—	(104,243)
Distributions to noncontrolling interests	(816)	(650)
Purchases of stock of subsidiary	(1,804)	—
Proceeds from sale of stock of subsidiary	145	133
Repayments of capital lease obligations	—	(1,781)
Repayments of borrowings	(118)	(215)
Repurchases of Class B common stock	(1,078)	(210)
Net cash used in financing activities	(20,795)	(115,151)
Discontinued operations
Net cash used in operating activities	—	(889)
Net cash used in investing activities	—	(2,048)
Net cash used in discontinued operations	—	(2,937)
Effect of exchange rate changes on cash and cash equivalents	2,079	(1,887)
Net decrease in cash and cash equivalents	(870)	(113,909)
Cash and cash equivalents at beginning of period	151,504	244,301
Cash and cash equivalents at end of period	$150,634	$130,392
Supplemental schedule of non-cash investing and financing activities
Escrow account overages included in other current assets used to reduce notes payable	$1,340	$—
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the Genie spin-off	$—	$18,803

Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the second quarter of fiscal 2013 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, other operating losses, and stock-based compensation, and subtracts other operating gains and income from discontinued operations.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2013 and fiscal 2012 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and intends to incur capital expenditures at the reduced levels going forward. Since IDT’s telecommunications network is less costly than in the past, IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating gains (losses), which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has claim settlements from time-to-time and has a number of matters under litigation, such losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Income from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the income or loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2013 (2Q13)
Revenue	$411.7	$402.8	$3.7	$5.2	$-
Direct cost of revenue	344.5	342.1	1.7	0.6	-
Gross profit	67.2	60.6	2.0	4.6	-
Selling, general and administrative	56.4	47.3	1.5	3.1	4.4
Research and development	1.8	-	-	1.8	-
Adjusted EBITDA	9.0	13.3	0.4	(0.3)	(4.4)
Subtract (Add):
Depreciation and amortization	3.9	3.2	-	0.6	-
Other operating gain	(0.1)	-	-	(0.1)	-
Income (loss) from operations	$5.3	$10.1	$0.4	$(0.8)	$(4.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2012 (1Q13)
Revenue	$400.6	$392.0	$4.0	$4.5	$-
Direct cost of revenue	335.3	333.0	1.7	0.6	-
Gross profit	65.3	59.0	2.4	3.9	-
Selling, general and administrative	55.2	47.1	1.8	3.6	2.8
Research and development	1.4	-	-	1.4	-
Adjusted EBITDA	8.7	11.9	0.6	(1.1)	(2.8)
Subtract:
Depreciation and amortization	3.1	2.5	-	0.6	-
Other operating loss	0.4	0.4	-	-	-
Income (loss) from operations	$5.2	$9.0	$0.6	$(1.6)	$(2.8)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended January 31, 2012 (2Q12)
Revenue	$365.4	$357.6	$5.0	$2.9	$-
Direct cost of revenue	306.4	303.6	2.2	0.5	-
Gross profit	59.1	54.0	2.7	2.4	-
Selling, general and administrative	51.6	45.6	1.7	1.0	3.2
Research and development	1.1	-	-	1.1	-
Adjusted EBITDA	6.4	8.4	1.0	0.3	(3.2)
Subtract (Add):
Depreciation and amortization	4.2	3.6	-	0.5	0.1
Other operating gains	(1.9)	(1.8)	-	-	(0.1)
Income (loss) from operations	$4.0	$6.5	$1.0	$(0.3)	$(3.2)

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.
	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2013
Revenue	$812.3	$794.8	$7.7	$9.7	$-
Direct cost of revenue	679.8	675.1	3.4	1.2	-
Gross profit	132.5	119.6	4.3	8.5	-
Selling, general and administrative	111.6	94.4	3.3	6.7	7.2
Research and development	3.2	-	-	3.2	-
Adjusted EBITDA	17.7	25.2	1.0	(1.4)	(7.2)
Subtract (Add):
Depreciation and amortization	7.0	5.8	-	1.2	-
Other operating loss (gain), net	0.2	0.4	-	(0.1)	-
Income (loss) from operations	$10.5	$19.1	$1.0	$(2.4)	$(7.2)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Six Months Ended January 31, 2012
Revenue	$742.2	$726.7	$10.4	$5.2	$-
Direct cost of revenue	625.7	620.0	4.7	1.0	-
Gross profit	116.5	106.6	5.7	4.2	-
Selling, general and administrative	103.3	90.6	3.4	2.2	7.2
Research and development	2.1	-	-	2.1	-
Adjusted EBITDA	11.0	16.1	2.2	(0.1)	(7.2)
Subtract (Add):
Depreciation and amortization	8.7	7.4	-	1.1	0.2
Other operating losses (gains), net	9.4	9.5	-	-	(0.1)
(Loss) income from operations	$(7.0)	$(0.8)	$2.2	$(1.1)	$(7.3)

IDT Corporation
Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings Per Share to Non-GAAP EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	2Q13	1Q13	2Q12	Six Months Ended January 31, 2013	Six Months Ended January 31, 2012

Net income (loss)	$3.5	$4.2	$2.9	$7.7	$(2.1)
Adjustments (add) subtract:
Stock-based compensation	(1.8)	(2.2)	(0.9)	(4.0)	(1.6)
Depreciation and amortization	(3.9)	(3.1)	(4.2)	(7.0)	(8.7)
Other operating gains (losses), net	0.1	(0.4)	1.9	(0.2)	(9.4)
Income from discontinued operations	-	-	-	-	3.0
Total adjustments	(5.5)	(5.7)	(3.3)	(11.2)	(16.7)
Non-GAAP net income	$9.0	$9.9	$6.2	$18.9	$14.5

Earnings per share:
Basic	$0.14	$0.17	$0.13	$0.32	$(0.08)
Total adjustments	0.29	0.30	0.17	0.59	0.79
Non-GAAP EPS - basic	$0.43	$0.47	$0.30	$0.91	$0.71

Weighted-average number of shares used in calculation of basic earnings per share	20.8	20.8	20.5	20.8	20.4

Diluted	$0.13	$0.16	$0.12	$0.30	$(0.08)*
Total adjustments	0.28	0.29	0.17	0.56	0.74
Non-GAAP EPS - diluted	$0.41	$0.45	$0.29	$0.86	$0.66

Weighted-average number of shares used in calculation of diluted earnings per share	22.1	22.1	21.8	22.1	22.0

* For the six months ended January 31, 2012, the diluted earnings per share equals basic earnings per share because IDT had a loss from continuing operations and the effect of the dilutive securities would have been anti-dilutive.